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                                                                      EXHIBIT 11

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                M&F Bancorp, Inc.

                                                  Year Ended December 31,
                                            ----------------------------------
                                              1999         1998         1997
                                            -------      -------      --------
Income Per Common Share
     Basic and Diluted (1)
Net income (in thousands)                   $ 1,071      $ 1,214      $  1,204
                                            =======      =======      ========

Net income per share                        $  1.88      $  2.13      $   2.11
                                            =======      =======      ========

Weighted average common
  shares outstanding                        569,213      569,220       569,220
                                            =======      =======      ========

 (1) Basic and diluted net income per share has been computed using the weighted average number of common shares outstanding during each year presented as no stock options or stock warrants were outstanding during the three years ended December 31, 1999. See Note K to the Company's consolidated financial statements included in the Annual Report to Shareholders for the year ended December 31, 1999 incorporated herein by reference.